Exhibit 10.1

Revision I
September 30, 2014

September 27, 2014

Mr. Maurice Tenney, III

Dear Dusty:

The Brooks team could not be more gratified to have you become part of our team as the President of Brooks Life Science Systems (BLSS). Our initial fervor to have you join our company in the spring has only increased as Steve and you have continued your discussions on the role. We are thrilled you share our excitement for the tremendous potential for growth that this business offers. Your skill set, leadership qualities and prior achievements in the industry will be a tremendous asset and we are fully confident that you will find Brooks to be a very rewarding personal and professional experience. We are now actively engaged in referencing and background checks.
On behalf of Brooks, I am pleased to provide you the terms of our offer as President of Brooks Life Science Systems (BLSS) based in Chelmsford, Massachusetts. In this role, you will have responsibility for leading the BLSS division as an executive officer while managing functional areas related to delivering products and services to market, including product development and engineering, manufacturing and supply chain, product management, global sales and marketing, and services/customer support.
The position will be part of the Office of the Chief Executive Officer (OCEO) and report to Mark Morelli while working closely with Steve Schwartz and our Board. A summary of the terms are as follows:

1.	Your base salary will be set initially at $425,000 annually, and paid biweekly. Subsequent salary reviews for executive positions are normally conducted and effective in January each year.

2.
You are eligible to participate in the annual Performance Based Variable Compensation Plan (PBVC) for FY 2015 (Plan year beginning 10-01-14), with an annual target of 75% of base salary paid and an upside potential to 150% of annual target. Payment of variable compensation is subject to your meeting aggressive but achievable corporate, business unit and individual goals and objectives defined and agreed upon for FY 2015 and subsequent years.

3.
You will be a participant in the Company’s executive equity incentive plans and, subject to final Board approval, receive the following initial grants of restricted stock units (RSU’s) as you join Brooks.

•
A time-based new hire grant of 100,000 RSU’s which will vest in three equal installments on each of the first three anniversaries of your date of hire at a rate of 50% after year one and 25% each the next two years.

•
As a member of the executive team, you will also be eligible for the executive Long Term Incentive Plan (LTIP) starting for fiscal year 2015. These equity grants normally occur in November of each year and Brooks will provide an initial grant in the range of 70,000 - 85,000 units, subject to final board approval. Typically, twenty-five percent (25%) of these annual executive equity grants contain time-based vesting and seventy-five percent (75%) are subject to performance-based vesting determined by the achievement of corporate financial goals. We will be pleased to review the mechanics of the LTIP with you.

4.
In recognition of the near term equity vesting and semi-annual bonus payment that you will forgo at your current employer, Brooks agrees to provide you an initial sign-on bonus of $100,000 soon after your start date and another $75,000 in April 2015. If you voluntarily leave Brooks employment within one year of payment of these bonuses, you will be required to return the amount paid to Brooks.

5.
You will be eligible for our Company sponsored benefit plans. Brooks currently pays a majority (approximately 70%) of the cost of medical, dental and vision insurance and 100% of the cost of life and disability insurance. The Company also offers a 401(k) savings and retirement plan with a 4.5% company match, an employee stock purchase plan with a 15% discount, a non-qualified deferred compensation plan and a flexible leave time off policy.

6.
If Brooks terminates your employment without “cause” (as defined in Brooks’ equity grant award documents), you will be eligible for salary continuation payments at your then current base salary for a period of twelve months from your termination date. If you have not secured employment following the initial twelve months of salary continuation, Brooks will continue your salary on a bi-weekly basis for up to twelve additional months while you are not employed and you will continue to be covered under the Company’s medical, dental and vision plans at the same contribution level as current active employees during your severance period. All salary continuation payments are subject to your execution of the Company’s customary Separation Agreement and Waiver of Claims.

In addition, you will be eligible for the Company’s executive Change in Control (CIC) provisions now being drafted in exchange for agreeing to Brooks Non-Competition/Non-Solicitation policy following termination. These “double trigger” CIC provisions will pay you two years of salary, target bonus and health insurance.
If you voluntarily terminate your employment of if Brooks terminates your employment for cause, you will receive your pro-rata base salary up to your termination date.
For purposes of Section 409A of the Internal Revenue Code (“Section 409A”), each installment of salary continuation or other payment shall be deemed to be a “separate payment” (within the meaning of Section 409A), and each payment shall be deemed exempt from the definition of nonqualified deferred compensation to the fullest extent possible under the short-term deferral exception and the involuntary separation pay exception of the Section 409A regulations.

7.	At your election, Brooks will fund your participation in the MIT Leadership Certification Program.

8.
Brooks will provide you with relocation benefits and professional support to transfer to the greater Boston, MA area within two years of your hire date. These benefits will provide reimbursement or direct payment of eligible relocation expenses associated with your move up to $100,000 and we will be flexible in working with you to ease any financial and contingent issues that may arise.

Eligible relocation expenses as required will include:

•	Actual cost of moving household goods

•	House hunting trip(s) prior to your move

•	Temporary living and storage expenses for up to 3 months for you and your family

•	Travel expenses associated with moving your family to the new residence

•	Assistance with the sale of your current home. Assistance will include the reimbursement of a broker’s commission and eligible seller expenses and fees

•	Assistance with the rental or purchase of a new residence in the greater Boston, MA area to include eligible fees and expenses associated with the purchase at closing or rental acquisition

•	Miscellaneous expense allowance of $10,000 paid upon the purchase of your new residence

•	Non-deductible expenses, except for the expense allowance, are eligible for gross-up of federal and state tax.
As part of our customary relocation policy, if you should voluntarily terminate employment with Brooks within one year of your relocation, 100% of relocation assistance payments must be reimbursed to the Company. If you should voluntarily terminate employment during the second year following your relocation, 50% of relocation assistance benefits must be reimbursed to Brooks.
Dusty, we are truly excited with the prospects of you joining Brooks and working with you to realize the full value of our Company. Your leadership, experience, intellect and skills will be critical as we seek to grow both Brooks and BLSS for the benefit of our shareholders, customers, employees and you personally.
We look forward to your acceptance and our mutually agreed start date. Please sign and return one copy of this letter in the enclosed envelope provided or you may send a copy of your acceptance by fax (978-262-2508) or email to Bill Montone in Human Resources. Thank you.

Sincerely yours,

/s/ William T. Montone

William T. Montone
Senior Vice President Human Resources

cc:	Stephen S. Schwartz, Chief Executive Officer
Mark D. Morelli, President and Chief Operating Officer
Kieran English, Russell Reynolds Associates
File

Enclosures

Acceptance:	/s/ Maurice Tenney, III	October 20, 2014
	Signature	Date

November 3, 2014
Start Date

Brooks Automation, Inc., 15 Elizabeth Drive, Chelmsford, MA 01824